Exhibit 23.1

CONSENT OF INDEPENDET REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement (Form S-8) of Snap Interactive, Inc. and Subsidiaries pertaining to the Snap Interactive, Inc. 2011 Long-Term Incentive Plan, of our report dated March 31, 2011 relating to the December 31, 2010 and 2009 consolidated financial statements of Snap Interactive, Inc. and Subsidiaries included in its Annual Report (Form 10-K) filed with the Securities and Exchange Commission.

/s/ Webb & Company, P.A.

WEBB & COMPANY, P.A.
Certified Public Accountants

Boyton Beach, Florida
May 23, 2011

1500 Gateway Boulevard, Suite 202  ● Boynton Beach, FL 33426
Telephone: (561) 753-1721  ● Fax: (561) 734-8562
www.cpawebb.com